REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Trustees of
   SEI Tax Exempt Trust, Massachusetts
   Intermediate - Term Municipal Portfolio:

We have performed the procedures described below on the investment accounts shown by the books and records of SEI
Tax Exempt Trust, Massachusetts Intermediate - Term Municipal
Portfolio for the period from the date we last performed similar procedures as of August 31, 1994 to March 31, 1995. Our procedures were performed without prior notice to the Company.
It is understood that this report is solely for the use of management of SEI Tax Exempt Trust and the Securities and Exchange
Commission and should not be used for any other purpose.

All securities included on the safekeeping reports of State
Street Bank, were confirmed by us, which include those securities designated on those reports as owned by SEI Tax
Exempt Trust, Massachusetts Intermediate - Term Municipal
Portfolio as of March 31, 1995, with The Depository Trust
Company, an institution which uses the book entry method of accounting for securities.

We reviewed the reconciliations prepared by personnel of State Street Bank of the Custodian safekeeping reports to the confirmations from The Depository Trust Company and, on a test basis, examined documentation in support of certain reconciling items. On a test basis, we agreed securities shown on the State Street Bank safekeeping reports to the confirmation from The Depository Trust Company. Additionally, on a test basis, securities designated as securities of SEI Tax Exempt Trust, Massachusetts Intermediate - Term Municipal Portfolio on the
State Street Bank safekeeping reports were traced to the books and records of SEI Tax Exempt Trust, Massachusetts
Intermediate - Term Municipal Portfolio noting agreement, except for securities purchased/sold but not received/delivered or out for transfer on that date as to which we reviewed the subsequent resolution of such reconciling items.

Additionally, on a test basis, we agreed security purchases and sales as shown on the books and records of SEI Tax Exempt Trust, Massachusetts Intermediate - Term Municipal Portfolio from
August 31, 1994 to March 31, 1995 to the broker confirmations.

Because the above procedures do not constitute an audit in
accordance with generally accepted auditing standards, we do not express an opinion on the investment accounts referred to above.  In connection with the procedures referred to above, no matters came to our attention that caused us to believe that the investment accounts should be adjusted.  Had we performed additional procedures or had we audited the investment accounts in accordance with generally accepted auditing standards, matters might have the investments specified above and does not extend
to any financial statements of   SEI Tax Exempt Trust, taken as a whole.

Arthur Andersen LLP
/s/ Arthur Andersen LLP
Philadelphia, PA
October  6, 1995